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                                                                    EXHIBIT 3.1


                                RESTATED AND AMENDED
                              ARTICLES OF INCORPORATION
                                          OF
                             OCWEN ASSET INVESTMENT CORP.

                                (A Stock Corporation)


                                          I.
    The name of the corporation (which is hereinafter called the "Corporation") is Ocwen Asset Investment Corp.


                                         II.

    The purpose for which this Corporation is formed is to transact any and all lawful business, not required to be specifically stated in these Articles, for which corporations may be incorporated under the Virginia Stock Corporation Act, as amended from time to time.


                                         III.

    The total number of shares of stock that the Corporation has authority to issue is two hundred million (200,000,000) shares of Common Stock, $.01 par value per share, and twenty-five million (25,000,000) shares of Preferred Stock, $.01 par value per share.

    No holder of shares of capital stock of the Corporation shall have any preemptive or preferential right to subscribe to or purchase (i) any shares of any class of the Corporation, whether now or hereafter authorized; (ii) any warrants, rights, or options to purchase any such shares; or (iii) any securities or obligations convertible into any such shares or into warrants, rights, or options to purchase any such shares.

    The Preferred Stock may be issued from time to time by the Board of Directors of the Corporation, in such series and with such preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or other provisions as may be fixed by the Board of Directors.


                                         IV.

    The address of the Corporation's initial registered office is Riverfront Plaza, East Tower, 951 E. Byrd Street, which is in the City of Richmond. The name and address of the initial Registered Agent is Jack A. Molenkamp, who is a resident of Virginia and a member of the Virginia State Bar, and whose business address is Riverfront Plaza, East Tower, 951 East Byrd Street, Richmond, Virginia 23219-4074, which is in the City of Richmond.


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                                          V.

    A. The Corporation shall have a Board of Directors consisting of not less than one (1) nor more than nine (9) members unless otherwise determined from time to time by resolution adopted by the affirmative vote of at least 80% of the members of the Board of Directors. A director need not be a shareholder. At each annual meeting of the shareholders, the shareholders shall elect directors to serve a one-year term and until their successors are elected and qualify.

    B. The following Persons are the initial directors of the Corporation, to serve until their successors are elected at the 1998 annual meeting of the shareholders and qualified:

              Name                          Address
              ----                          -------

         William C. Erbey              The Forum, Suite 1000
                                       1675 Palm Beach Lakes Boulevard
                                       West Palm Beach, FL 33401

         Christine A. Reich            The Forum, Suite 1000
                                       1675 Palm Beach Lakes Boulevard
                                       West Palm Beach, FL 33401

         Timothy I. Riddiough          MIT Center for Real Estate
                                       Building W31-310
                                       Cambridge, MASS 02139

         Robert F. Pugliese            Eckert Seamans Cherin & Mellott
                                       600 Grant Street
                                       Pittsburgh, PA 15219





    C.   1.   Notwithstanding anything herein to the contrary, at all
times beginning ninety (90) calendar days following the initial public offering of the Corporation's Stock (except during a period not to exceed sixty (60) days following the death, resignation, incapacity or removal from office of a director prior to expiration of the director's term of office), a majority of the Board of Directors shall be "Independent Directors." "Independent Director" shall mean any director who within the last two years has not directly or indirectly (i) been employed by the "Manager" or any of its "Affiliates," (ii) been an officer or director of the "Manager" or any of its "Affiliates," (iii) performed services for the "Manager" or (iv) had any "material business or professional relationship" with the "Manager" or any of its "Affiliates."



         2. For the purposes of this Section C, the term "Manager" means the Person responsible for directing day-to-day business affairs of the Company, including any Person to which the "Manager" subcontracts substantially all such functions.

         3. For purposes of this Section C, "Affiliate" of a Person shall mean (i) any Person directly or indirectly owning, controlling, or holding, with power to vote ten percent or more of the outstanding voting securities of such other Person, (ii) any Person ten percent or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held, with power to vote, by such other Person, (iii) any Person directly or indirectly controlling, controlled by, or under common control with such other Person, (iv) any executive officer,

                                       -2-
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director, trustee or general partner of such other Person,
and (v) any legal entity for which such Person acts as an executive officer, director, trustee or general partner.

         4. For the purposes of this Section C, an indirect relationship shall include circumstances in which a director's spouse, children, parents, siblings or mothers-, fathers-, sisters- or brothers-in-law is or has been associated with the "Manager" or any of its "Affiliates."

         5. For the purposes of this Section C, a business relationship is material per se if the gross revenue derived by the potential director from the "Manager" and its "Affiliates" exceeds 5% of his or her (i) annual gross revenue from all sources in either of the last two years and (ii) net worth, on a fair market value basis.

         6. "Person" means and includes any natural person, corporation, partnership, association, trust, limited liability company or any other legal entity.

    D. Notwithstanding any other provisions of these Articles of Incorporation or the Bylaws of the Corporation (and notwithstanding that some lesser percentage may be specified by law, these Articles of Incorporation or the Bylaws of the Corporation), the provisions of this Article V shall not be amended, altered, changed or repealed without the affirmative vote of at least 80% of the members of the Board of Directors or the affirmative vote of the holders of not less than two-thirds (2/3) of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting separately as a class.

                                         VI.

    A.   In this Article:

         "Applicant" means the Person seeking indemnification pursuant to this Article.

         "Expenses" includes counsel fees.

         "Liability" means the obligation to pay a judgment, settlement, penalty, fine, including any excise tax assessed with respect to an employee benefit plan, or reasonable expenses incurred with respect to a proceeding.

         "Party" includes an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

         "Proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal.

                                       -3-

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    B.   In any proceeding brought by or in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, no director or officer of the Corporation shall be liable to the Corporation or its shareholders for monetary damages with respect to any transaction, occurrence or course of conduct, whether prior or subsequent to the effective date of this Article, except for liability resulting from such Person's having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law or in the case of the Directors, other than the Independent Directors, such director engaging in misconduct or negligent conduct.

    C. The Corporation shall indemnify (i) any Person who was or is a party to any proceeding, including a proceeding brought by a shareholder in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, by reason of the fact that he is or was a director or officer of the Corporation, or (ii) any director or officer who is or was serving at the request of the Corporation as a director, trustee, partner, member or officer of another corporation, partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise, against any liability incurred by him in connection with such proceeding if his conduct in question was in the best interest of the Company and he was acting on behalf of the Corporation or performing services for the Corporation unless he engaged in gross negligence, willful misconduct or a knowing violation of the criminal law or in the case of the Directors, other than the Independent Directors, such director engaged in misconduct or negligent conduct. A Person is considered to be serving an employee benefit plan at the Corporation's request if his duties to the Corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. The Board of Directors is hereby empowered, by a majority vote of a quorum of disinterested directors, to enter into a contract to indemnify any director or officer in respect of any proceedings arising from any act or omission, whether occurring before or after the execution of such contract.

    D. The provisions of this Article shall be applicable to all proceedings commenced after the adoption hereof by the Corporation, arising from any act or omission, whether occurring before or after such adoption. No amendment or repeal of this Article shall have any effect on the rights provided under this Article with respect to any act or omission occurring prior to such amendment or repeal. The Corporation shall promptly take all such actions, and make all such determinations, as shall be necessary or appropriate to comply with its obligation to make any indemnity under this Article and shall promptly pay or reimburse all reasonable expenses, including attorneys' fees, incurred by any such indemnified Person in connection with such actions and determinations or proceedings of any kind arising therefrom.

    E. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the applicant did not meet the standard of conduct described in Section B or C of this Article.

    F. Any indemnification under Section C of this Article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the applicant is proper in the circumstances because he has met the applicable standard of conduct set forth in Section C.

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    The determination shall be made:

         1. By the Board of Directors by a majority vote of a quorum consisting of directors not at the time parties to the proceeding;

         2. If a quorum cannot be obtained under subsection 1 of this Section, by majority vote of a committee duly designated by the Board of Directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding;

         3.   By special legal counsel:

              a. Selected by the Board of Directors or its committee in the manner prescribed in subsection 1 or 2 of this Section; or

              b. If a quorum of the Board of Directors cannot be obtained under subsection 1 of this Section and a committee cannot be designated under subsection 2 of this Section, selected by majority vote of the full Board of Directors, in which selection directors who are parties may participate; or

         4. By the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.

    Any evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is appropriate, except that if the determination is made by special legal counsel, such evaluation as to reasonableness of expenses shall be made by those entitled under subsection 3 of this Section F to select counsel.

    Notwithstanding the foregoing, in the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed, any determination as to indemnification and advancement of expenses with respect to any claim for indemnification made pursuant to this Article shall be made by special legal counsel agreed upon by the Board of Directors and the applicant. If the Board of Directors and the applicant are unable to agree upon such special legal counsel the Board of Directors and the applicant each shall select a nominee, and the nominees shall select such special legal counsel.

    G.   1.   The Corporation shall pay for or reimburse the reasonable
expenses incurred by any applicant who is a party to a proceeding in advance of final disposition of the proceeding or the making of any determination under section C if the applicant furnishes the Corporation:

              a. a written statement of his good faith belief that he has met the standard of conduct described in Section C; and

              b. a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet such standard of conduct. Provided, however, that this Section G shall apply only if the action was initiated by a third party who is not a shareholder of the Company or if the action was initiated by a shareholder and such advance is approved by a court of competent jurisdiction.

         2. The undertaking required by paragraph (b) of subsection 1 of this Section shall be an unlimited general obligation of the applicant but need not be secured and may be accepted without reference to financial ability to make repayment.

         3. Authorizations of payments under this Section shall be made by the Persons specified in Section F.

    H. The Board of Directors is hereby empowered, by majority vote of a quorum consisting of disinterested directors, to cause the Corporation to indemnify or contract to indemnify any Person not specified in Section B or C of this Article who was, is or may become a party to any proceeding, by reason of the fact that he is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the same extent as if such Person were specified as one to whom indemnification is granted in Section C. The provisions of Sections D through G of this Article shall be applicable to any indemnification provided hereafter pursuant to this Section H.

    I. The Corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any Person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by him in any such capacity or arising from his status as such, whether or not the Corporation would have power to indemnify him against such liability under the provisions of this Article.

    J. Every reference herein to directors, officers, employees or agents shall include former directors, officers, employees and agents and their respective heirs, executors and administrators. The indemnification hereby provided and provided hereafter pursuant to the power hereby conferred by this Article on the Board of Directors shall not be exclusive of any other rights to which any Person may be entitled, including any right under policies of insurance that may be purchased and maintained by the Corporation or others, with respect to claims, issues or matters in relation to which the Corporation would not have the power to indemnify such Person under the provisions of this Article. Such rights shall not prevent or restrict the power of the Corporation to make or provide for any further indemnity, or provisions for determining entitlement to indemnity, pursuant to one or more indemnification agreements, bylaws, or other arrangements (including, without limitation, creation of trust funds or security interests funded by letters of credit or other means) approved by the Board of Directors (whether or not any of the directors of the Corporation shall be a party to or beneficiary of any such agreements, bylaws or arrangements); provided, however, that any provision of such agreements, bylaws or other arrangements shall not be effective if and to the extent that it is determined to be contrary to this Article or applicable laws of the Commonwealth of Virginia.

    K. Each provision of this Article shall be severable, and an adverse determination as to any such provision shall in no way affect the validity of any other provision.


                                         VII.

    The Corporation shall seek to elect and maintain status as a REIT under the Code. It shall be the duty of the Board of Directors to ensure that the Corporation satisfies the requirements for qualification as a REIT under the Code, including, but not limited to, the ownership of its outstanding stock, the nature of its assets, the sources of its income, and the amount and timing of its distributions to its shareholders. The Board of Directors shall take no action to disqualify the Corporation as a REIT or to otherwise revoke the Corporation's election to be taxed as a REIT without the affirmative vote of two-thirds (2/3) of the number of shares of Common Stock entitled to vote on such matter at a special meeting of the shareholders.


                                        VIII.

    A.   Restrictions on Transfer.

         1. Definitions. The following terms shall have the following meanings:

         "Beneficial Ownership" shall mean ownership of shares of Equity Stock by a Person who would be treated as an owner of such shares of Equity Stock either directly or indirectly through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms "Beneficial Owner," "Beneficially Owns," and "Beneficially Owned" shall have correlative meanings.

         "Beneficiary" shall mean, with respect to any Trust, one or more organizations described in each of Section 170(b)(1)(A) (other than clauses
(vii) or (viii) thereof) and Section 170(c)(2) of the Code that are named by the Corporation as the beneficiary or beneficiaries of such Trust, in accordance with the provisions of Section (B)(1) of Article VIII hereof.

         "Board of Directors" shall mean the Board of Directors of the Corporation.

         "Constructive Ownership" shall mean ownership of shares of Equity
Stock by a Person who would be treated as an owner of such shares of Equity Stock either directly or indirectly through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Owns," and "Constructively Owned" shall have correlative meanings.

         "Equity Stock" shall mean Preferred Stock and Common Stock of the Corporation. The term "Equity Stock" shall include all shares of Preferred Stock and Common Stock of the Corporation that are held as Shares-in-Trust in accordance with the provisions of Section (B) of Article VIII hereof.

         "Initial Public Offering" means the sale of shares of Common Stock pursuant to the Corporation's first effective registration statement for such shares of Common Stock filed under the Securities Act of 1933, as amended.

         "Market Price" on any date shall mean the average of the Closing Price for the five consecutive Trading Days ending on such date. The "Closing Price" on any date shall mean the average of the high bid and low asked prices in the over-the-counter market, as reported by The Nasdaq Stock Market, or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the shares of Equity Stock are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the shares of Equity Stock selected by the Board of Directors.

         "Non-Transfer Event" shall mean an event other than a purported Transfer that would cause any Person to Beneficially Own or Constructively Own shares of Equity Stock in excess of the Ownership Limit, including, but not limited to, the granting of any option or entering into any agreement for the sale, transfer or other disposition of shares of Equity Stock or the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for shares of Equity Stock.


         "Owner Financial" shall mean Ocwen Financial Corporation and its affiliates.


         "Operating Partnership Agreement" shall mean the agreement of limited partnership governing Ocwen Partnership, L.P., a Virginia limited partnership, as may be amended from time to time.

         "Ownership Limit" shall mean the restriction on ownership (or deemed ownership by virtue of the attribution provisions of the Code) of (a) more than 9.1% of the outstanding shares of Common Stock by any stockholder other than Ocwen Financial, (b) more than 13% of the outstanding shares of Common Stock by Ocwen Financial, or (c) more than 9.9% of the shares of any series of Preferred Stock by any stockholder.

         "Permitted Transferee" shall mean any Person designated as a Permitted Transferee in accordance with the provisions of Section (B)(5) of Article VIII hereof.

         "Person" shall mean an individual, corporation, partnership, estate, trust, a portion of a trust permanently set aside for or to be used exclusively for the purposes described

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in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a "group" as that term is used for purposes of Section 12(d)(3) of the Securities Exchange Act of 1934, as amended.

         "Prohibited Owner" shall mean, with respect to any purported Transfer or Non-Transfer Event, any Person who, but for the provisions of Section (A)(3) of Article VIII hereof, would own record title to shares of Equity Stock.

         "Redemption Rights" shall mean the rights granted under the Operating Partnership Agreement to the limited partners to redeem, under certain circumstances, their limited partnership interests for shares of Common Stock (or cash at the option of the Corporation).

         "Restriction Termination Date" shall mean the first day after the date of the Initial Public Offering on which (i) the Board of Directors determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT and (ii) there is an affirmative vote of two-thirds of the number of shares of Common Stock entitled to vote on such matter at a special meeting of the shareholders of the Corporation.

         "Shares-in-Trust" shall mean any shares of Equity Stock designated Shares-in-Trust pursuant to Section (A)(3) of Article VIII hereof.

         "Trading Day" shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

         "Transfer" (as a noun) shall mean any sale, transfer, gift, assignment, devise or other disposition of shares of Equity Stock, whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise. "Transfer" (as a verb) shall not have the correlative meaning.

         "Trust" shall mean any separate trust created pursuant to Section
(A)(3) of Article VIII hereof and administered in accordance with the terms of Section (B) of Article VIII hereof, for the exclusive benefit of any Beneficiary.

         "Trustee" shall mean any Person or entity unaffiliated with both the Corporation and any Prohibited Owner, such Trustee to be designated by the Corporation to act as trustee of any Trust, or any successor trustee thereof.

         2.   Restriction on Transfers.

              a. Except as provided in Section (A)(7) or (A)(8) of Article VIII hereof, from the date of the Initial Public Offering and prior to the Restriction Termination Date, (i) no Person shall Beneficially Own or Constructively Own outstanding shares of Equity Stock in excess of the Ownership Limit and (ii) any Transfer that, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Equity Stock in excess of the Ownership Limit shall be void ab initio as to the Transfer of that number of shares of Equity Stock which would be otherwise Beneficially Owned or Constructively Owned by such Person in excess of the Ownership Limit, and the intended transferee shall acquire no rights in such excess shares of Equity Stock.

              b. Except as provided in Section (A)(7) or (A)(8) of Article VIII hereof, from the date of the Initial Public Offering and prior to the Restriction Termination Date, any Transfer that, if effective, would result in shares of Equity Stock being Beneficially Owned by fewer than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio as to the Transfer of that number of shares which would be otherwise Beneficially Owned (determined without reference to any rules of attribution) by the transferee, and the intended transferee shall acquire no rights in such shares of Equity Stock

              c. From the date of the Initial Public Offering and prior to the Restriction Termination Date, any Transfer of shares of Equity Stock that, if effective, would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code shall be void ab initio as to the Transfer of that number of shares of Equity Stock which would cause the Corporation to be "closely held" within the meaning of Section 856(h) of the Code, and the intended transferee shall acquire no rights in such shares of Equity Stock.

              d. From the date of the Initial Public Offering and prior to the Restriction Termination Date, any Transfer of shares of Equity Stock that, if effective, would cause the Corporation to Constructively Own 10% or more of the ownership interests in a tenant of the Corporation's real property, within the meaning of Section 856(d)(2)(B) of the Code, shall be void ab initio as to the Transfer of that number of shares of Equity Stock which would cause the Corporation to Constructively Own 10% or more of the ownership interests in a tenant of the Corporation's real property, within the meaning of Section 856(d)(2)(B) of the Code, and the intended transferee shall acquire no rights in such excess shares of Equity Stock.

         3.   Transfer to Trust.

              a. If, notwithstanding the other provisions contained in this Section (A) of Article VIII, at any time after the Initial Public Offering and prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event such that any Person would either Beneficially Own or Constructively Own shares of Equity Stock in excess of the Ownership Limit, then, (i) except as otherwise provided in Section (A)(7) or (A)(8) of Article VIII hereof, the purported transferee shall acquire no right or interest (or, in the case of a Non-Transfer Event, the Person holding record title to the shares of Equity Stock Beneficially Owned or Constructively Owned by such Beneficial Owner or Constructive Owner, shall cease to own any right or interest) in such number of shares of Equity Stock which would cause such Beneficial Owner or Constructive Owner to Beneficially Own or Constructively Own shares of Equity Stock in excess of the Ownership Limit, (ii) such number of shares of Equity Stock in excess of the Ownership Limit (rounded up to the nearest whole share) shall be designated Shares-in-Trust and, in accordance with the provisions of Section (B) of Article VIII hereof, transferred automatically and by operation of law to the Trust to be held in accordance with that Section (B) of Article VIII, and (iii) the Prohibited Owner shall submit such number of shares of Equity Stock to the Corporation for registration in the name of the Trustee. Such transfer to a Trust and the designation of shares as Shares-in-Trust shall be effective as of the close of business on the business day prior to the date of the Transfer or Non-Transfer Event, as the case may be.

              b. If, notwithstanding the other provisions contained in this Section (A) of Article VIII, at any time after the Initial Public Offering and prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event that, if effective, would (i) result in the shares of Equity Stock being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution), (ii) result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code, or (iii) cause the Corporation to Constructively Own 10% or more of the ownership interests in a tenant of the Corporation's real property, within the meaning of Section 856(d)(2)(B) of the Code, then (x) the purported transferee shall not acquire any right or interest (or, in the case of a Non-Transfer Event, the Person holding record title of the shares of Equity Stock with respect to which such Non-Transfer Event occurred, shall cease to own any right or interest) in such number of shares of Equity Stock, the ownership of which by such purported transferee or record holder would (A) result in the shares of Equity Stock being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution), (B) result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code, or (C) cause the Corporation to Constructively Own 10% or more of the ownership interests in a tenant of the Corporation's real property, within the meaning of Section 856(d)(2)(B) of the Code, (y) such number of shares of Equity Stock (rounded up to the nearest whole share) shall be designated Shares-in-Trust and, in accordance with the provisions of Section (B) of Article VIII hereof, transferred automatically and by operation of law to the Trust to be held in accordance with that Section (B) of Article VIII, and (z) the Prohibited Owner shall submit such number of shares of Equity Stock to the Corporation for registration in the name of the Trustee. Such transfer to a Trust and the designation of shares as Shares-in-Trust shall be effective as of the close of business on the business day prior to the date of the Transfer or Non-Transfer Event, as the case may be.

         4. Remedies For Breach. If the Corporation, or its designees, shall at any time determine in good faith that a Transfer has taken place in violation of Section (A)(2) of Article VIII hereof or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Equity Stock in violation of Section (A)(2) of Article VIII hereof, the Corporation shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or acquisition, including, but not limited to, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or acquisition.

         5. Notice of Restricted Transfer. Any Person who acquires or attempts to acquire shares of Equity Stock in violation of Section (A)(2) of
Article VIII hereof, or any

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

Person who owned shares of Equity Stock that were transferred to the Trust pursuant to the provisions of Section (A)(3) of Article VIII hereof, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or Non-Transfer Event, as the case may be, on the Corporation's status as a REIT.

         6. Owners Required To Provide Information. From the date of the Initial Public Offering and prior to the Restriction Termination Date:

              a. Every Beneficial Owner or Constructive Owner of more than 5%, or such lower percentages as required pursuant to regulations under the Code, of the outstanding shares of all classes of capital stock of the Corporation shall, within 30 days after January 1 of each year, provide to the Corporation a written statement or affidavit stating the name and address of such Beneficial Owner or Constructive Owner, the number of shares of Equity Stock Beneficially Owned or Constructively Owned, and a description of how such shares are held. Each such Beneficial Owner or Constructive Owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership or Constructive Ownership on the Corporation's status as a REIT and to ensure compliance with the Ownership Limit.

              b. Each Person who is a Beneficial Owner or Constructive Owner of shares of Equity Stock and each Person (including the stockholder of record) who is holding shares of Equity Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation a written statement or affidavit stating such information as the Corporation may request in order to determine the Corporation's status as a REIT and to ensure compliance with the Ownership Limit.



         7. Exception. The Ownership Limit shall not apply to the acquisition of shares of Equity Stock by an underwriter that participates in a public offering of such shares for a period of 90 days following the purchase by such underwriter of such shares provided that the restrictions contained in Section (A)(2) of Article VIII hereof will not be violated following the distribution by such underwriter of such shares. In addition, the Board of Directors, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel in each case to the effect that the restrictions contained in Section (A)(2)(b), Section (A)(2)(c), and/or Section (A)(2)(d) of Article VIII hereof will not be violated, may exempt a Person from the Ownership Limit provided that (i) the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual's Beneficial Ownership or Constructive Ownership of shares of Equity Stock will violate the Ownership Limit and (ii) such Person agrees in writing that any violation or attempted violation will result in such transfer to the Trust of shares of Equity Stock pursuant to Section (A)(3) of Article VIII hereof.




         8. Removal of Ownership Limit. The Ownership Limit will not be removed until (A) such restrictions are no longer required in order to qualify as a REIT, and (ii) the Board of Directors determines that it is no longer in the best interests of the Company to retain such restrictions; or
(B)(i) the Board of Directors determines that it is no longer in the best interest of the Corporation to attempt to qualify, or to continue to qualify, as a REIT and (ii) there is an affirmative vote of two-thirds of the number of shares of Common Stock and Preferred Stock entitled to vote on such matter at a regular or special meeting of the stockholders of the Corporation.

    B.   Shares-in-Trust.

         1. Trust. Any shares of Equity Stock transferred to a Trust and designated Shares-in-Trust pursuant to Section (A)(3) of Article VIII hereof shall be held for the exclusive benefit of the Beneficiary. The Corporation shall name a Beneficiary for each Trust within five days after discovery of the existence thereof. Any transfer to a Trust, and subsequent designation of shares of Equity Stock as Shares-in-Trust, pursuant to Section (A)(3) of Article VIII hereof shall be effective as of the close of business on the business day prior to the date of the Transfer or Non-Transfer Event that results in the transfer to the Trust. Shares-in-Trust shall remain issued and outstanding shares of Equity Stock of the Corporation and shall be entitled to the same rights and privileges on identical terms and conditions as are all other issued and outstanding shares of Equity Stock of the same class and series. When transferred to a Permitted Transferee in accordance with the provisions of Section (B)(5) of Article VIII hereof, such Shares-in-Trust shall cease to be designated as Shares-in-Trust.

         2. Dividend Rights. The Trust, as record holder of Shares-in-Trust, shall be entitled to receive all dividends and distributions as may be declared by the Board of Directors on such shares of Equity Stock and shall hold such dividends or distributions in trust for the benefit of the Beneficiary. The Prohibited Owner with respect to Shares-in-Trust shall repay to the Trust the amount of any dividends or distributions received by it that (i) are attributable to any shares of Equity Stock designated Shares-in-Trust and
(ii) the record date of which was on or after the date that such shares became Shares-in-Trust. The Corporation shall take all measures that it determines reasonably necessary to recover the amount of any such dividend or distribution paid to a Prohibited Owner, including, if necessary, withholding any portion of future dividends or distributions payable on shares of Equity Stock Beneficially Owned or Constructively Owned by the Person who, but for the provisions of Section (A)(3) of Article VIII hereof, would Constructively Own or Beneficially Own the Shares-in-Trust; and, as soon as reasonably practicable following the Corporation's receipt or withholding thereof, shall pay over to the Trust for the benefit of the Beneficiary the dividends so received or withheld, as the case may be.

         3. Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, each holder of Shares-in-Trust shall be entitled to receive, ratably with each other holder of shares of Equity Stock of the same class or series, that portion of the assets of the Corporation which is available for distribution to the holders of such class and series of shares of Equity Stock. The Trust shall distribute to the Prohibited Owner the amounts received upon such liquidation, dissolution, or winding up, or distribution; provided, however, that the Prohibited Owner shall not be entitled to receive amounts pursuant to this Section (B)(3) of Article VIII in excess of, in the case of a purported Transfer in which the Prohibited Owner gave value for shares of Equity Stock and which Transfer resulted in the transfer of the shares to the Trust, the price per share, if any, such Prohibited Owner paid for the shares of Equity Stock and, in the case of a Non-Transfer Event or Transfer in which the Prohibited Owner did not give value for such shares (e.g., if the shares were received through a gift or devise) and which Non-Transfer

Event or Transfer, as the case may be, resulted in the transfer of shares to the Trust, the price per share equal to the Market Price on the date of such Non-Transfer Event or Transfer. Any remaining amount in such Trust shall be distributed to the Beneficiary.

         4. Voting Rights. The Trustee shall be entitled to vote all Shares-in-Trust. Any vote by a Prohibited Owner as a holder of shares of Equity Stock prior to the discovery by the Corporation that the shares of Equity Stock are Shares-in-Trust shall, subject to applicable law, be rescinded and shall be void ab initio with respect to such Shares-in-Trust and the Prohibited Owner shall be deemed to have given, as of the close of business on the business day prior to the date of the purported Transfer or Non-Transfer Event that results in the transfer to the Trust of shares of Equity Stock under Section (A)(3) of
Article VIII hereof, an irrevocable proxy to the Trustee to vote the Shares-in-Trust in the manner in which the Trustee, in its sole and absolute discretion, desires.

         5. Designation of Permitted Transferee. The Trustee shall have the exclusive and absolute right to designate a Permitted Transferee of any and all Shares-in-Trust. In an orderly fashion so as not to materially adversely affect the Market Price of the Shares-in-Trust, the Trustee shall designate any Person as Permitted Transferee, provided, however, that (i) the Permitted Transferee so designated purchases for valuable consideration (whether in a public or private sale) the Shares-in-Trust and (ii) the Permitted Transferee so designated may acquire such Shares-in-Trust without such acquisition resulting in a transfer to a Trust and the redesignation of such shares of Equity Stock so acquired as Shares-in-Trust under Section (A)(3) of Article VIII hereof. Upon the designation by the Trustee of a Permitted Transferee in accordance with the provisions of this Section (B)(5) of Article VIII, the Trustee shall (i) cause to be transferred to the Permitted Transferee that number of Shares-in-Trust acquired by the Permitted Transferee, (ii) cause to be recorded on the books of the Corporation that the Permitted Transferee is the holder of record of such number of shares of Equity Stock, (iii) cause the Shares-in-Trust to be canceled, and (iv) distribute to the Beneficiary any and all amounts held with respect to the Shares-in-Trust after making that payment to the Prohibited Owner pursuant to Section (B)(6) of Article VIII hereof.

         6. Compensation to Record Holder of Shares of Equity Stock that Become Shares-in-Trust. Any Prohibited Owner shall be entitled (following discovery of the Shares-in-Trust and subsequent designation of the Permitted Transferee in accordance with Section (B)(5) of Article VIII hereof or following the acceptance of the offer to purchase such shares in accordance with Section
(B)(7) of Article VIII hereof) to receive from the Trustee following the sale or other disposition of such Shares-in-Trust the lesser of (i) in the case of (a) a purported Transfer in which the Prohibited Owner gave value for shares of Equity Stock and which Transfer resulted in the transfer of the shares to the Trust, the price per share, if any, such Prohibited Owner paid for the shares of Equity Stock, or (b) a Non-Transfer Event or Transfer in which the Prohibited Owner did not give value for such shares (e.g., if the shares were received through a gift or devise) and which Non-Transfer Event or Transfer, as the case may be, resulted in the transfer of shares to the Trust, the price per share equal to the Market Price on the date of such Non-Transfer Event or Transfer, and (ii) the price per share received by the

Trustee from the sale or other disposition of such Shares-in-Trust in accordance with Section (B)(5) of Article VIII hereof. Any amounts received by the Trustee in respect of such Shares-in-Trust and in excess of such amounts to be paid the Prohibited Owner pursuant to this Section (B)(6) shall be distributed to the Beneficiary in accordance with the provisions of Section (B)(5) of Article VIII hereof. Each Beneficiary and Prohibited Owner waive any and all claims that they may have against the Trustee and the Trust arising out of the disposition of Shares-in-Trust, except for claims arising out of the gross negligence or willful misconduct of, or any failure to make payments in accordance with this Section (B), by such Trustee or the Corporation.

         7. Purchase Right in Shares-in-Trust. Shares-in-Trust shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created such Shares-in-Trust (or, in the case of devise, gift or Non-Transfer Event, the Market Price at the time of such devise, gift or Non-Transfer Event) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer for a period of ninety days after the later of (i) the date of the Non-Transfer Event or purported Transfer which resulted in such Shares-in-Trust and (ii) the date the Corporation determines in good faith that a Transfer or Non-Transfer Event resulting in Shares-in-Trust has occurred, if the Corporation does not receive a notice of such Transfer or Non-Transfer Event pursuant to Section (A)(5) of Article VIII hereof.

    C. Remedies Not Limited. Nothing contained in this Article VIII shall limit the authority of the Corporation to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its shareholders by preservation of the Corporation's status as a REIT and to ensure compliance with the Ownership Limit.

    D. Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Article VIII, including any definition contained in Section (A)(1) of Article VIII hereof, the Board of Directors shall have the power to determine the application of the provisions of this Article VIII with respect to any situation based on the facts known to it.

    E. Legend. Each certificate for shares of Equity Stock shall bear the following legend:

         "The shares of [Common or Preferred] Stock represented by this certificate are subject to restrictions on transfer for the purpose of the Corporation's maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended
    (the "Code").  No Person may (i) Beneficially Own or Constructively
    Own shares of Common Stock in excess of 9.1% of the number of outstanding shares of Common Stock (except that Ocwen Financial may Beneficially Own or Constructively Own no more than 13% of the number of outstanding shares of Common Stock), (ii) Beneficially Own or Constructively Own shares of any class or series of Preferred Stock in excess of 9.9% of the number of outstanding shares of such class or series of Preferred Stock, (iii) beneficially own shares of Equity
    Stock that would result in the shares of Equity Stock being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution), (iv) Beneficially Own shares of Equity Stock that would result in the Corporation being "closely held" under Section 856(h) of the Code, or (v) Constructively Own shares of Equity Stock that would cause the Corporation to Constructively Own 10% or more of the ownership interests in a tenant of the Corporation's real property, within the meaning of Section 856(d)(2)(B) of the Code. Any Person who attempts to Beneficially Own or Constructively Own shares of Equity Stock in excess of the above limitations must immediately notify the Corporation in writing. If the restrictions above are violated, the shares of Equity Stock represented hereby will be transferred automatically and by operation of law to a Trust and shall be designated Shares-in-Trust. All capitalized terms in this legend have the meanings defined in the Corporation's Amended and Restated Articles of Incorporation, as the same may be further amended from time to time, a copy of which, including the restrictions on transfer, will be sent without charge to each shareholder who so requests."

    F. Severability. If any provision of this Article VIII or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.


    G. Amendments. Except as provided in Section (D) to Article V and Section (A)(8) to Article VIII, and notwithstanding Section 13.1-707 of the Virginia Stock Corporation Act, these Articles may be amended by an affirmative vote of a majority of the number of shares of Common Stock entitled to vote on such matter (and, if such amendment would affect the Preferred Stock, a majority of the number of Preferred Stock entitled to vote on such matter) at a regular or special meeting of the stockholders of the Corporation.

Dated: April __, 1997